Exhibit 5

[Letterhead of Blount International, Inc.]

June 26, 2002

Blount International, Inc.
4520 Executive Park Drive
Montgomery, Alabama 36116-1602

Re:       Form S-8 Registration Statement

Ladies and Gentlemen:

          I am general counsel for Blount International, Inc. (the "Company"), a Delaware corporation, and have so acted in the preparation of the Form S-8 Registration Statement (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 5,875,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), both issued and outstanding, pursuant to (i) the 1999 Stock Incentive Plan, and (ii) the 2000 Stock Incentive Plan (together, the "Plans").

          In such capacity, I have examined certificates of public officials and originals or copies of such corporate records, documents, and other instruments relating to the authorization of the Plans and the authorization and issuance of the shares of Common Stock as I have deemed relevant under the circumstances.

          Based on and subject to the foregoing, it is my opinion that the Plans and the proposed award thereunder of shares of Common Stock under the Plans have been duly authorized by the Board of Directors of the Company, and that the shares, when issued in accordance with the terms and conditions of the Plans, will be validly issued, fully paid and nonassessable.

          I hereby consent to the filing of this opinion as an exhibit to said Registration Statement.

                                                                                                                  /s/ Richard H. Irving, III
                                                                                                                  Richard H. Irving, III